As filed with the Securities and Exchange Commission on September 4, 2009
Registration No. 333-159148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8 TO FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0501001 (I.R.S. Employer Identification Number)
Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM 11, Bermuda
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
IPC Holdings, Ltd. 2007 Incentive Plan
IPC Holdings, Ltd. Stock Option Plan, as amended
(Full title of the plans)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert F. Kuzloski, Esq. Senior Vice President and Assistant General Counsel Validus Holdings, Ltd. 19 Par-La-Ville Road Hamilton HM 11, Bermuda (441) 278-9000	John Schuster, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to	Proposed maximum	Proposed maximum	Amount of
to be registered	be registered	offering price per share	aggregate offering price	registration fee
Validus Voting Common Shares (par value $0.175 per share)	1,225,000 (1)	(2)	(2)	(2)

(1)	This Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-159148) covers 1,225,000 voting common shares, par value $0.175 per share, of Validus Holdings, Ltd. (“Validus Shares”) originally registered on the Registration Statement on Form S-4 filed on May 12, 2009.

(2)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the registration of 68,520,737 Validus Shares pursuant to the Registration Statement on Form S-4 filed on May 12, 2009.

INTRODUCTORY STATEMENT
     Validus Holdings, Ltd., a Bermuda exempted company (“Validus” or the “registrant”), hereby amends its Registration Statement on Form S-4 (No. 333-159148) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment” or this “Registration Statement”) relating to the sale of up to 1,225,000 common shares, par value $0.175 per share, of Validus (“Validus Shares”), issuable upon the exercise of outstanding options, restricted common shares, restricted share units and performance share units granted under the IPC Holdings, Ltd. 2007 Incentive Plan and the IPC Holdings, Ltd. Stock Option Plan, as amended (collectively, the “Plans”).
     On September 4, 2009, IPC Holdings, Ltd. (“IPC”) amalgamated with Validus Ltd., a wholly owned subsidiary of Validus (the “Amalgamation”), pursuant to the Agreement and Plan of Amalgamation, dated as of July 9, 2009, between IPC, Validus and Validus Ltd. (the “Amalgamation Agreement”). The name of the combined entity is “Validus Ltd.” Upon closing of the Amalgamation, Validus Ltd.’s board of directors continued to consist of the directors serving on the board of directors of Validus Ltd. before the Amalgamation, and the officers of Validus Ltd. before the Amalgamation continued to constitute the officers of Validus Ltd. Pursuant to the Amalgamation Agreement, upon the effectiveness of the Amalgamation, each outstanding IPC common share, par value $0.01 per share (an “IPC Share”) (including shares held by IPC shareholders that did not vote in favor of the Amalgamation, but excluding shares as to which appraisal rights had been exercised pursuant to Bermuda law), were cancelled and converted into the right to receive 0.9727 Validus Shares, $7.50 in cash, less any applicable withholding tax and without interest, and cash in lieu of fractional shares.
     Additionally, at the effective time of the Amalgamation, each restricted common share, restricted share unit or performance share unit (each a “Unit”) granted under any IPC share plan or any other IPC benefit plan became the right to acquire or receive (1) a cash payment equal to the product of (i) the number of IPC Shares subject to such Unit immediately prior to the effective time and (ii) the $7.50 per share cash consideration and (2) the number of Validus Shares equal to the product (rounded, if necessary, to the nearest whole number) of (i) the number of IPC Shares to which each Unit related immediately prior to the effective time and (ii) the exchange ratio of 0.9727. Subject to certain exceptions, Validus Shares received for such IPC Shares will remain subject to the same restrictions that applied before the Amalgamation was effective and will otherwise have the same terms and conditions (including by taking into account any accelerated vesting thereunder) as were applicable before the effective time of the Amalgamation.
     In addition, at the effective time of the Amalgamation, all outstanding options to purchase IPC Shares were automatically converted into new options to purchase, on the same terms and conditions, such number of Validus Shares and at an exercise price per share determined as follows:
•	Number of Shares: the number of Validus Shares will be equal to the product of (1) the number of IPC Shares subject to IPC share options immediately before the effective time of the Amalgamation and (2) the Option Exchange Ratio (as defined below), the product being rounded, if necessary, to the nearest whole share;

•	Exercise Price: the exercise price per Validus Share purchasable upon exercise of a converted option will be equal to (1) the per share exercise price of the IPC share option divided by (2) the Option Exchange Ratio (as defined below), the quotient being rounded, if necessary, to the nearest cent.
     “Option Exchange Ratio” means the sum of (1) the exchange ratio of 0.9727 plus (2) the quotient of (i) $7.50, the per share cash consideration, divided by (ii) $24.76, the closing price of a Validus Share on the New York Stock Exchange on September 3, the last trading day immediately preceding the effective time of the Amalgamation.
     The designation of this Post-Effective Amendment as Registration No. 333-159148 denotes that the Post-Effective Amendment relates only to the Validus Shares issuable upon the exercise of outstanding options, restricted common shares, restricted share units and performance share units granted under the Plans and that this is the first Post-Effective Amendment on Form S-8 to the Form S-4 filed with respect to such Validus Shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The following documents filed by Validus with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:
     (a) Validus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009;
     (b) Validus’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, filed with the SEC on May 11, 2009 and August 7, 2009, respectively;
     (c) Validus’ Current Reports on Form 8-K filed with the SEC on February 9, 2009, March 31, 2009, April 3, 2009, April 9, 2009, April 16, 2009, April 29, 2009, April 30, 2009, May 5, 2009, May 6, 2009, May 11, 2009, May 12, 2009, May 14, 2009, May 18, 2009, May 20, 2009, May 22, 2009, June 1, 2009, June 8, 2009, July 9, 2009, July 23, 2009, July 30, 2009, August 5, 2009, August 6, 2009, August 13, 2009, August 19, 2009 and September 4, 2009 (other than any portion of any documents not deemed to be filed, although the Form 8-K filed on May 11, 2009 (Film No. 09816281), was furnished and not filed with the SEC, it is specifically incorporated by reference herein, notwithstanding any other provisions to the contrary); and
     (d) The description of Validus common shares contained in its registration statement on Form S-3 filed with the SEC on August 7, 2008 (File No. 333-152856), including any amendment or report filed for the purpose of updating the description.
     All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by Validus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Bye-law 49 of Validus’ Amended and Restated Bye-laws provides, among other things, that Validus will, in the case of directors and officers of Validus, and may (in the discretion of the Board of Directors), in the case of employees and agents, indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Validus), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, Validus, against any liability or expense actually and reasonably incurred by such person in respect thereof. Validus shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.
     Bye-law 49 of Validus’ Amended and Restated Bye-laws also provides that none of the officers or directors of Validus will be personally liable to Validus or its shareholders for any action or failure to act to the full extent that they are indemnified under Validus’ Amended and Restated Bye-laws.
     Bye-law 49 of Validus’ Amended and Restated Bye-laws also provides that Validus’ Board of Directors may authorize Validus to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Validus, or is or was serving at the request of Validus as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by Validus, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Validus would have the power to indemnify him against such liability under the provisions of Validus’ Amended and Restated Bye-laws.
     Bye-law 49A of Validus’ Amended and Restated Bye-laws provides, among other things, that each shareholder of Validus agrees (to the fullest extent it may lawfully do so) to waive any claim or right of action that such shareholder might have, whether individually or by or in the right of Validus, against any director or officer of Validus on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Validus; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
     Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its officers and auditors against any liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.
     Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer in respect of any loss or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty.
     Validus may purchase directors’ and officers’ liability insurance policies. Such insurance would be available to Validus’ directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS
     The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION OF DOCUMENT
4	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company with the Commission on July 31, 2007)

4.1	IPC Holdings, Ltd. Stock Option Plan, as amended effective June 10, 2005 (incorporated by reference to Exhibit 10.1 to IPC’s filing on Form 8-K of June 14, 2005 (File No. 0-27662))

4.2	IPC Holdings, Ltd. 2007 Incentive Plan (incorporated by reference to Exhibit 4.1 to IPC’s Registration Statement on Form S-8 filed on February 8, 2008 (File No. 333-149118))

5	Opinion of Appleby regarding the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers, an independent registered public accounting firm

23.2	Consent of Appleby (included in Exhibit 5)
ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (4) that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on September 4, 2009.

Validus Holdings, Ltd
By:	/s/ Joseph E. (Jeff) Consolino
Name:	Joseph E. (Jeff) Consolino
Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by Joseph E. (Jeff) Consolino for himself and as attorney-in-fact for each other person named below in the capacities indicated on September 4, 2009:

Signature	Title

* Name: Edward J. Noonan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* Name: George P. Reeth	Director and President

/s/ Joseph E. (Jeff) Consolino Name: Joseph E. Consolino	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

* Name: Matthew J. Grayson	Director

* Name: Jeffrey W. Greenberg	Director

* Name: John J. Hendrickson	Director

Signature	Title

* Name: Sander M. Levy	Director

* Name: Jean-Marie Nessi	Director

* Name: Mandakini Puri	Director

* Name: Sumit Rajpal	Director

* Name: Alok Singh	Director

* Name: Christopher E. Watson	Director

* By: Name:	/s/ Joseph E. (Jeff) Consolino Joseph E. (Jeff) Consolino
Attorney-in-Fact

/s/ Donald J. Puglisi		September 4, 2009

Name:	Donald J. Puglisi
Puglisi & Associates
Title:	Authorized Representative in the United States